Item 77M - DWS Core Equity VIP (a series of
DWS Variable Series I)

At a meeting held on November 18, 2011, the Board of Trustees of DWS Blue Chip VIP ("Blue Chip
VIP"), a series of DWS Variable Series II and DWS
Core Equity VIP (formerly DWS Growth & Income
VIP) ("Core Equity VIP"), a series of DWS Variable
Series I, approved the merger of Blue Chip VIP into Core Equity VIP.

Effective May 1, 2012, Blue Chip VIP merged into
Core Equity VIP.



 For internal use only
E:\Electronic Working Files\03 - NSAR\2011\6-30-11\DWS Variable
Series II\03-Exhibits\Exhibit 77M Strategic Value VIP Turner Mid Cap Growth VIP and Mid Cap Growth VIP mergers.doc
 For internal use only

 For internal use only